UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): April 30, 2014

ION Geophysical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12691 (Commission file number)	22-2286646 (I.R.S. Employer Identification No.)

2105 CityWest Blvd, Suite 400
Houston, Texas 77042-2839
(Address of principal executive offices, including Zip Code)

(281) 933-3339
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On April 30, 2014, the presiding judge in the United States District Court for the Southern District of Texas signed and entered an Order in the previously-reported lawsuit of WesternGeco L.L.C. v. ION Geophysical Corporation, reducing the supplemental damages award in the case from $73.1 million to $9.4 million and further reducing the damages award in the case by $3.0 million to reflect other adjustments.

As previously reported, on August 16, 2012, the jury in the case returned a verdict against ION Geophysical Corporation (the “Company”), finding that the Company had infringed certain patent claims and awarded WesternGeco the sum of $105.9 million in damages, consisting of $12.5 million in reasonable royalty and $93.4 million in lost profits. In June 2013, the judge ruled that WesternGeco is also entitled to be awarded supplemental damages for the additional infringing DigiFIN units that were supplied from the United States before and after the trial that were not included in the jury verdict. In October 2013, the judge ruled that the supplemental damages applicable to the additional units should be calculated by averaging the jury’s previous reasonable royalty and lost profits damages awards per unit, resulting in supplemental damages of $73.1 million.

In the April 30 Order, the judge concluded that lost profits should not have been included in the calculation of supplemental damages in his October 2013 order. By removing lost profits, the judge decreased the supplemental damages award by approximately $64.0 million, to $9.4 million.

In the April 30 Order, the judge also ruled that the damages amount to be awarded to WesternGeco in the case will be reduced by $3.0 million to reflect a settlement and license that WesternGeco entered into with a customer of the Company that had purchased and used DigiFIN units that were also included in the damages amounts awarded against the Company.

After accounting for the above court-ordered reductions, the total damages award in the case now consists of approximately $123.8 million, consisting of adjusted jury verdict and supplemental damages, court costs and estimates of prejudgment interest. Additional interest will continue to accrue until this legal matter is fully resolved.

Based on its analysis after the trial court’s Memorandum and Order in October 2013 awarding supplemental damages, the Company had increased its loss contingency accrual related to this case to $193.3 million at December 31, 2013, consisting of jury verdict damages, supplemental damages, court costs and estimates of prejudgment interest. As a result of the April 30 Order, the Company will reverse its prior loss contingency accrual for approximately $70.0 million, leaving a loss contingency accrual of $123.8 million. Additional interest will continue to accrue until this legal matter is fully resolved. The Company’s assessment of its potential loss contingency may change in the future due to developments at the trial court or appellate court and other events, such as changes in applicable law, and such reassessment could lead to the determination that no loss contingency is probable or that a greater or lesser loss contingency is probable.

The Company intends to appeal the trial court judgment to the United States Court of Appeals for the Federal Circuit. In order to stay the judgment during the appeal, the Company will be required to post an appeal bond with the trial court. The amount of the appeal bond is in the discretion of the trial court judge and could be required to be up to the full amount of damages entered in the judgment, plus court costs and interest; however, in the April 30 Order, the judge agreed that the appeal bond amount required to be posted by the Company will be $120.0 million. As previously disclosed, the Company has arranged with sureties to post an appeal bond on its behalf. The terms of the appeal bond arrangements provide the sureties the contractual right for as long as the bond is outstanding to require the Company to post cash collateral for up to the full amount of the bond; however, as a result of the reduced damages amount, the sureties have informed the Company that they will not require cash collateral upon the posting of the appeal bond. Until an appeal bond is posted, the terms applicable to the appeal bond, including collateral required to secure the bond, are not final.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2014	ION GEOPHYSICAL CORPORATION
By: /s/ DAVID L. ROLAND David L. Roland Senior Vice President, General Counsel and Corporate Secretary

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